Exhibit 10.1

SUPPLY AND DISTRIBUTION AGREEMENT

THIS SUPPLY AND DISTRIBUTION AGREEMENT (the “Agreement”) dated as of November 13, 2007 (the “Effective Date”), by and between B. BRAUN MEDICAL S.A.S, a French corporation having an address at BP 331, 204 Avenue du Maréchal Juin, F 92107 Boulogne cedex (“B.Braun”) and (i) Specialized Health Products International, Inc., a Delaware corporation having an address at 585 West 500 South, Bountiful, Utah 84010 and (ii) Med-Design Corporation, a Delaware corporation having an address at 585 West 500 South, Bountiful, Utah 84010, a fully and wholly-owned subsidiary of Specialized Health Products International, Inc. (together the “Supplier”).

WHEREAS, the parties hereto are entering into this Agreement, including the Appendices attached hereto and made a part hereof, to set forth the terms and conditions on which B.Braun will purchase, and Supplier will supply, the needle and related products referenced herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound hereby, the parties hereto covenant and agree as set forth below.

1.
Products: The products described in Appendix B attached hereto and made a part hereof are each individually referred to herein as a “Product” and collectively referred to herein as the “Products” and are subject to the terms and conditions of this Agreement.

2.	Supply and Distribution:

2.1 During the term of this Agreement and any extension or renewal thereof pursuant hereto, and subject to the terms and conditions of this Agreement, Supplier hereby grants to B.Braun the sole and exclusive right to, directly and indirectly, market, sell and distribute the Products in each and every country throughout the entire world, except for the United States of America and Canada (collectively, the “Territory”); provided, however, if B.Braun has not launched a marketing campaign, sold any Products or initiated the regulatory registration approval process in any particular country within the Territory by January 1, 2009, then such country shall, at the election of Supplier, be removed from the Territory effective upon written notification from Supplier to B. Braun that is received by B.Braun not later than March 31, 2009.

2.2 Supplier shall manufacture and supply to B.Braun, and B.Braun shall purchase from Supplier, the Products that B.Braun may order pursuant to the terms of this Agreement. Unless otherwise specified in an Appendix hereto, all raw materials, tooling and packaging components necessary to manufacture the Products will be supplied by Supplier, and shall conform to the requirements of this Agreement and to the specifications attached as Appendix C attached hereto and made a part hereof (collectively, the “Specifications”).

2.3 During the term of this Agreement and any extension or renewal thereof pursuant hereto, and subject to the terms and conditions of this Agreement, Supplier shall not directly or indirectly grant to any other person a right to make, have made, market, sell, distribute or use the Products in the Territory. Further, Supplier shall not market, sell or distribute the Products in the Territory on its own behalf. Supplier shall advise B.Braun of all customers in the Territory to which Supplier and its affiliates have directly sold the Products up to the Effective Date and, after the Effective Date, B.Braun shall have the sole and exclusive right to market and sell the Products to those customers located in the Territory.

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2.4 If during any Contract Year (as hereinafter defined) B.Braun fails to place purchase orders for at least the minimum purchase quantities for any Product for such Contract Year (as described on Appendix B attached hereto and made a part hereof) (the “Annual Minimum Purchase Requirement”), but places purchase orders for at least 85% of such minimum purchase quantities, Supplier’s sole remedy shall be to terminate B.Braun’s exclusive rights to distribute such Product in the Territory upon ninety (90) days’ prior written notice to B.Braun exercised by Supplier within forty-five (45) days following the end of such Contract Year and, during the next Contract Year, B.Braun shall have the non-exclusive right to distribute such Product in the Territory provided however, Supplier may not exercise such termination right if during the sixty (60) day period following B.Braun’s receipt of such termination notice, Braun issues a purchase order to Supplier for the Shortfall Quantity. If during any Contract Year B.Braun fails to place purchase orders for at least 85% of the minimum purchase quantities for any Product for such Contract Year, Supplier’s sole remedy shall be to terminate this Agreement upon ninety (90) days’ prior written notice to B.Braun exercised by Supplier within forty-five (45) days following the end of such Contract Year, provided however, Supplier may not exercise such termination right if during the sixty (60) day period following B.Braun’s receipt of such termination notice, Braun issues a purchase order to Supplier for the Shortfall Quantity. The “Shortfall Quantity” for any Contract Year means the difference between the actual quantity of Products covered by purchase orders placed during such Contract Year and the Annual Minimum Purchase Requirement for such Contract Year. Any purchase orders for Shortfall Quantity shall apply only to the satisfaction of the Minimum Purchase Requirement for the Contract Year with such Shortfall Quantity.

2.5  B.Braun shall use commercially reasonable efforts to distribute and promote the sale of the Products within the Territory. In the performance of such obligation, B.Braun shall:

2.5.1 maintain such sales personnel and facilities with respect to the Products as B.Braun determines to be adequate; and

2.5.2 use its commercially reasonable efforts to solicit customers for the Products.

2.6 On the Effective Date and on the first day of each calendar quarter thereafter, Supplier shall provide B. Braun with electronic copies, as updated, of each piece of sales, marketing or promotional literature created or used by Supplier or its affiliates in connection with marketing and sale of the Products (the “Sales Literature”). Subject to the terms and conditions of this Agreement, Supplier hereby grants to B. Braun the non-exclusive, royalty free right during the Term, and the Post-Termination Period (as hereinafter defined), to: (i) reproduce the Sales Literature; (ii) prepare and reproduce derivative work based upon the Sales Literature; (iii) distribute copies of the Sales Literature and such derivative work; and (iv) otherwise use the Sales Literature for the marketing and sale of the Products; provided that Supplier first approves in writing any derivative work in advance. Supplier hereby represents and warrants to B. Braun that the information contained in the Sales Literature is true (provided that the Sales Literature is not first modified without the express written approval of Supplier), accurate and complete

2.7 **

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2.8 Supplier will maintain raw materials in excess of at least five percent (5%) of B.Braun’s quarterly forecast, provided that B.Braun’s forecast is provided in accordance with the terms of the Agreement.

2.9 The Products shall be supplied on a private-label basis for B.Braun under the (a) B.Braun Surecan trademark and (b) Supplier’s SafeStep trademark, and shall be branded as “Surecan SafeStep.” Supplier hereby grants to B.Braun a non-exclusive, royalty-free right and license to use Supplier’s SafeStep trademark in connection with B.Braun’s marketing and sale of the Products and otherwise in a manner consistent with the transactions contemplated by the Agreement and represents and warrants that the exercise of such right and license by B. Braun shall not give rise to any infringement claim, action, proceeding or liability in favor of any third party.

2.10   **

3. Ordering: All sales and purchases of Products will be initiated by B.Braun’s submission of a purchase order for Products to Supplier. Purchase orders shall be issued by B.Braun prior to the beginning of each quarter and shall set forth the quantity of each Product ordered and the required delivery dates. Such purchase orders may be supplemented during the quarter. Each first purchase order in a calendar quarter issued by B.Braun hereunder shall be accompanied by a non-binding forecast of B.Braun’s anticipated purchase orders for Products during each of the succeeding three (3) quarters. Delivery of Products to FOB New York, NY or another location within the Continental United States specified in the purchase order shall be made within forty-five (45) days from receipt of a purchase order, such receipt to be confirmed by Supplier within two business days, or on a later date specified by B.Braun. Purchase orders shall be transmitted by e-mail, facsimile, regular mail, courier service or expedited delivery service.

4. Price and Payment:

4.1 The price of the Products shall be as set forth on Appendix B attached hereto and made a part hereof. Supplier shall bear all federal, state and local taxes based upon or measured by its net income or its business.

4.2 **

4.3 Supplier shall invoice B.Braun concurrently with any shipment of Products and B.Braun shall make payment to Supplier in U.S. Dollars, at the address specified on the invoice, within thirty (30) days from the later of B.Braun’s receipt of such invoice or receipt of the Products.

5. Delivery: All Products must be delivered on the delivery date specified on the purchase order. Shipping terms are FOB New York, NY or another location within the Continental United States designated on purchase order (Incoterms 2000). Title to the Products will pass to B.Braun upon delivery to New York, NY or another location within the Continental United States designated on purchase order. All other locations and means of delivery will be specified at the time of purchase order and all associated shipping costs to other locations will be paid by B.Braun.

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6. Term; Market Introduction Campaign:

6.1 This Agreement shall commence on the Effective Date and shall continue until the expiration of the third Contract Year, unless sooner terminated in accordance with the provisions hereof. Thereafter, this Agreement shall be automatically renewed and extended for successive one (1) year terms unless either party has provided the other party with written notice of non-renewal at least one hundred eighty (180) days prior to the expiration of the initial or any renewal term, as the case may be. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, until the first renewal term (if any) is completed, Supplier shall have the right to exercise its non-renewal right under this Section 6.1 only if B.Braun has failed, during the immediately preceding full Contract Year, to either (i) meet the Annual Minimum Purchase Requirement during such preceding Contract Year or (ii) issue a purchase order for the Shortfall Amount during such preceding Contract Year in accordance with Section 2.4.

6.2 **

6.3 As used herein, “Contract Year” means each calendar year during the term of this Agreement, provided that the first Contract Year shall commence on the Effective Date and shall end on December 31, 2008.

7. Entire Agreement: This Agreement, which includes the Appendixes attached hereto, and B.Braun’s purchase orders, contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior proposals and agreements between the parties, whether oral or written, and there are no other promises or representations relating to the subject matter hereof that are not incorporated herein. No addition to or waiver or modification of any provision of this Agreement shall be binding unless in writing and signed by a duly authorized representative of each party. Without limiting the generality of the foregoing, no modification or amendment shall be effected by or result from the receipt, acceptance, signing or acknowledgment of any order acknowledgments, invoices, shipping documents or other business forms containing terms or conditions in addition to or different from the terms and conditions set forth in this Agreement or B.Braun’s purchase orders. Such documentation is permitted only as a convenience to the parties, and all such documentation shall be governed and superseded by the terms and conditions of this Agreement and B.Braun’s purchase orders. If there is any conflict between the terms of this Agreement and any B.Braun purchase order, this Agreement shall control. This Agreement may be executed by original, facsimile or electronic signatures and in one or more counterparts, each of which shall be deemed to be an original and one and the same Agreement.

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Agreed to:

B. BRAUN MEDICAL S.A.S	SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
By: /s/ Christof Hennigfeld	By: /s/ Jeffrey M. Soinski
Name: Christof Hennigfeld	Name: Jeffrey M. Soinski
Title: President	Title: President & CEO
Date Signed by Supplier: Nov. 13, 2007

MED-DESIGN CORPORATION
By: /s/ Jean-Michel Actis	By: /s/ Jeffrey M. Soinski
Name: Jean-Michel Actis	Name: Jeffrey M. Soinski
Title: General Manager	Title: President & CEO
Date Signed by B. Braun: Nov. 13, 2007	Date Signed by Supplier: Nov. 13, 2007

Notice Addresses for B. Braun:	Notice Addresses for Supplier:
Mail or Personal Delivery	Mail or Personal Delivery
204 avenue du Marechal Juin	585 W. 500 S.
BP 331	Bountiful, UT 84010
F 92107 Boulogne Cedex
Attn: Chris Hennigfeld, President	Attn:Jeff Soinski, President & CEO
with a copy to:	Facsimile:(801) 298-1759
B. Braun Medical Inc.
824 12th Avenue
Bethlehem, PA 18018
Attn: General Counsel

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Facsimile:
Attn:Chris Henningfeld, President
Facsimile: 33 1 4110 5385
with a copy to:
Attn: General Counsel
(610) 691-6651

Additional Forms Attached and made a part of this Agreement:
☒	Appendix A - Additional Terms and Conditions
☒	Appendix B - Products and Pricing
☒	Appendix C - Specifications
☒	Appendix D - Compliance Certificate
☐	Other

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APPENDIX A

Additional Terms and Conditions to Agreement

1. Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Applicable Laws” shall mean all applicable federal, state and local laws, rules, regulations and ordinances as from time to time in effect, including, but not limited to, Good Manufacturing Practices, the Federal Food, Drug, and Cosmetic Act, all FDA Rules and Regulations, all ISO Requirements, and all SEC Rules.

“Device” shall have the meaning given to such term in the Federal Food, Drug, and Cosmetics Act.

“Drug” shall have the meaning given to such term in the Federal Food, Drug, and Cosmetics Act.

“Federal Food, Drug, and Cosmetics Act” shall mean the Federal Food, Drug, and Cosmetics Act as codified in 21 U.S.C. § 301, et seq., as amended, as from time to time in effect.

“FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

“FDA Rules and Regulations” shall mean all rules, regulations and directives issued, enacted or promulgated under the Federal Food, Drug and Cosmetics Act, including the rules and regulations set forth in 21 C.F.R. § 1, et seq., as amended, as from time to time in effect.

“Good Manufacturing Practices” shall mean current Good Manufacturing Practices as defined in the FDA Rules and Regulations (21 C.F.R. § 820, et seq., for Devices; 21 C.F.R. § 210, et seq., for Drugs), as amended, as from time to time in effect.

“ISO Requirements” shall mean all rules, regulations and directives issued, enacted or promulgated by the International Organization for Standardization, as amended, as from time to time in effect for medical devices (currently ISO 13485:2003).

2. Product Specifications; Quality Agreement.

Supplier represents and warrants that it is registered with the FDA as a device establishment (if any Product is a Device) and/or drug establishment (if any Product is a Drug) in accordance with FDA Rules and Regulations (21 C.F.R. § 807, for Devices; 21 C.F.R. § 207, for Drugs) and shall manufacture, package, label, test, prepare and deliver the Products in accordance with Good Manufacturing Practices, Applicable Laws, the Specifications and such other specifications as are from time to time mutually agreed upon in writing by the parties hereto. Supplier shall provide FDA/ISO registration numbers to B.Braun. Supplier shall not (i) make any process/product changes that would alter the chemical, biological or physical (except in the case where a process change improves a Product physical property; in which case, Supplier shall provide B.Braun with notice of such process change upon completion) properties of the Product or any regulatory filings related to the Product or (ii) make any change in the Specifications, without B.Braun’s prior written consent.

3. Warranties. Supplier represents, warrants and covenants to B.Braun and to the end user customer that (i) each Product shall be free from defects in design, material and workmanship, and shall comply in all respects with the applicable Specifications for such Product, and shall be manufactured, packaged, labeled, tested, prepared and delivered in accordance with all Applicable Laws and the provisions of this Agreement; (ii) Supplier has clear title to the Products and that the Products shall be delivered free and clear of liens and encumbrances; (iii) the Products are not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially identical to those contained in the Federal Food, Drug and Cosmetic Act, or products that may not under the provisions of Sections 404, 505, 514, or 515 of said Act be introduced into interstate commerce, and are not banned devices under Section 516 of said Act. Supplier further agrees that B.Braun, and its customers shall have the benefit of Supplier’s then standard product warranty for any Product to the extent such standard warranty provides greater warranty coverage.  B.Braun shall notify Supplier in writing if it determines that any Product fails to meet the warranties set forth herein and at B.Braun’s option, Supplier will, at Supplier’s expense, immediately repair or replace the defective Product, or reimburse B.Braun the purchase price of such defective Product, and reimburse B.Braun for its reasonable and documented costs in connection therewith. Supplier shall bear all freight cost and risk of loss or damage to such returned and replacement Product while in transit. THE WARRANTIES PROVIDED IN THIS AGREEMENT ARE IN LIEU OF THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

4. Damaged Goods.

4.1 Deliveries should be inspected for discrepancies or obvious damage by the freight forwarder before carrier departs. Note discrepancies on the freight bill, or refuse damaged freight whenever possible. Otherwise, make reasonable efforts to notify Supplier’s Customer Service (1-801-951-1033) of concealed damages or shortages within 10 days of receipt. Full credit or replacement will be issued.

4.2 Freight forwarder to inspect product for potential hazards and handle any sharps according to the freight forwarder’s policy for exposed sharps. Note any sharps, which required disposal into a sharps container. Place remaining product in an appropriate container for shipment to Supplier. Supplier will send labels for return to Supplier.

4.3 Supplier will pay freight costs to return product or will give instructions to dispose of damaged product.

4.4 Undamaged product will then be forwarded to international destination(s) by B.Braun.

4.5 Full credit or replacement will be issued for damaged goods or goods shipped in error, freight paid by Supplier.

4.6 In the case of damage occurring during shipment by B.Braun’s freight forwarder and discovered upon arrival at B.Braun’s international destination(s), at B.Braun’s request Supplier will provide replacement labels, shelf-boxes, and/or product case boxes to re-package undamaged unit packages. B.Braun will cover the costs for the label’s, shelf-boxes, cases and shipping.

5. Quality Control and Assurance.

5.1 Supplier shall perform such quality control and quality assurance testing as is required by the Specifications, this Agreement and Applicable Laws. At B.Braun’s request, Supplier will provide all supporting documentation (including the complete batch record) to B.Braun for Supplier’s manufacturing processes showing compliance to Good Manufacturing Practices and such other information needed by B.Braun’s quality assurance personnel. It is understood between the parties hereto that all critical processes affecting the purported identity, strength, quality or purity of the Product being manufactured, assembled and/or packaged shall be qualified and maintained in a validated state, and the scope and extent of the necessary validation documentation shall be determined by B.Braun. B.Braun shall be notified in advance of any validation studies, and the completed studies shall be made available to B.Braun upon request.

5.2 It is understood that B.Braun may, from time to time, send representatives to Supplier’s manufacturing facility or its suppliers’ facilities to observe, audit and inspect the production facilities, and Supplier will allow B.Braun’s representatives access to all applicable manufacturing records for the Products so as to ensure that Supplier is in compliance with Applicable Laws and the Specifications. Said observation, audit, and/or inspection of Supplier shall be upon reasonable notice, during normal working hours, of reasonable duration, and at the sole expense of B.Braun. As soon as reasonably practicable, Supplier will correct, to the reasonable satisfaction of B.Braun, any non-compliance with the above practices, regulations or Specifications that are discovered and brought to its attention as a result of such inspections. Supplier will provide B.Braun with a copy of all FDA or other regulatory agency correspondence relating to the Product, including without limitation any FDA Form 483 or warning letters relating to the manufacturing facility. Such information will be provided to B.Braun within five (5) days of Supplier’s receipt of the same.

6. Device Complaints. B.Braun shall maintain a system of Product complaint recording and reporting and will record the details of any Product complaints received. B.Braun will send to Supplier monthly summary reports of all complaints received. Supplier will provide Product training regarding common complaints that may be received. B.Braun will also communicate with customers regarding the common complaints received. B.Braun will consult with Supplier on complaints which are unique or new to B.Braun. Supplier shall be responsible for supporting B.Braun’s investigation of such complaint reports that are unique or new to B.Braun. Supplier shall, within thirty (30) days after Supplier receives the initial complaint support request from B.Braun, forward the findings of the investigation to B.Braun. In cases where complaints are reported directly to governmental officials, B.Braun will notify Supplier and Supplier’s EC representative simultaneously.

7. Recall. If B.Braun or Supplier are required by any competent governmental authority to conduct a recall of any Product or either party determines in its reasonable business judgment that a voluntary recall of any Product is required (and in the instance of a voluntary recall with the consent of the other party hereto, which neither Supplier nor B.Braun will unreasonably withhold), then Supplier shall bear all expenses of Supplier and all reasonable and documented expenses of B.Braun related to the recall as it pertains to the Products. The parties will cooperate in good faith on all aspects of a recall. Only B.Braun shall communicate with end-users. Reporting to regulatory authorities in order to satisfy legal requirements with respect to recalls shall be initiated by Supplier. Both parties shall comply with applicable law in initiating and administering recalls and shall cooperate fully with the governmental authorities during all recall investigations and follow-up actions. Each party shall immediately notify and provide copies to the other party of any communications, whether relating to recalls or otherwise, with any governmental authority.

8. Compliance with Laws. Supplier represents, warrants and covenants to B.Braun that it shall, at all times, comply with all Applicable Laws. Any provision required to be included in a contract of this type by any Applicable Law shall be deemed to be incorporated herein, and Supplier agrees to comply with all Applicable Laws in connection with its obligations hereunder.

9. United States and European Union. Supplier shall obtain and comply with all licenses, consents, permits and applicable laws and regulations, including the Federal Food, Drug, and Cosmetics Act (“FDA”), which may from time to time be required by appropriate governmental authorities with respect to its manufacturing and packaging processes at its facility and otherwise to permit the performance of its obligations hereunder as well as the sale of the Products in the United States and the European Union, including the filing of a 510(k) application with the United States Food and Drug Administration and the filing of a CE Mark application with the European Union. Supplier shall provide B.Braun with reasonable assistance that B.Braun may request, including providing its technical files and data, in conjunction with B.Braun’s initiating the registration or approval process for the Products outside of the United States and the European Union. B.Braun agrees to cover all costs of the registration and approval processes in countries in the Territory. Supplier agrees to support all required facility audits by regulatory bodies from those non-FDA geographies where B.Braun has initiated the registration or approval process.

10. Insurance. Supplier represents and warrants to B.Braun that it is currently insured and covenants that at all times during the term of this Agreement it will maintain from a qualified insurance carrier with a Best rating of “A-” or better, a commercial general liability insurance policy (including products liability insurance), personal injury insurance and contractual liability coverage which is in an amount of at least $10,000,000 per single claim (with a deductible amount of no greater than $25,000). Supplier, at the time of signing, shall furnish B.Braun with a certificate of insurance evidencing that such insurance is in full force and effect, and providing that B.Braun will be provided written notice at least thirty (30) days in advance of any material change, cancellation or termination of insurance. Such insurance shall be on either an occurrence or claims-made basis and shall name B.Braun as an additional insured and shall be maintained at least three (3) years after the expiration or termination of this Agreement.

11. Indemnification.

11.1 Supplier will indemnify and hold B.Braun and its affiliates and their respective officers, directors, employees, agents, and representatives and their respective successors and assigns harmless from and against all suits, actions, claims, demands, judgments, liabilities and reasonable expenses asserted by a third party (collectively, “Claims”) which arise or result from (a) alleged injury (including death) incident to the use of any of the Products and not based solely on another product; (b) misrepresentations of any representation contained herein, or default in the observance or performance of any term or provision hereof; and (c) claims alleging that any of the Products or a portion thereof infringes and/or misappropriates a third party’s intellectual property rights. Notwithstanding the foregoing, it is understood and agreed that Supplier will have no obligations for any Claims to the extent caused by the recklessness, willful misconduct or breach of any of the terms of the agreement by B.Braun, its affiliates or agents.

11.2 B.Braun will indemnify and hold Supplier, its affiliates and their respective officers, directors, employees, agents, and representatives and their respective successors and assigns harmless from and against all Claims arising from B.Braun’s breach of any representation, warranty or obligation set forth in the Supply and Distribution Agreement. Notwithstanding the foregoing, it is understood and agreed that B.Braun shall have no obligations for any Claims to the extent caused by (a) the negligence, recklessness, willful misconduct or breach of any of the terms of the Agreement by Supplier its affiliates or agents or (b) Products that do not conform in all respects to the specifications or warranties.

12. Termination; Event of Default & Remedies.

12.1 This Agreement may be terminated as follows:

(a) By either party, effective upon delivery of a termination notice, if the other party (i) files in any court pursuant to any statute of the United States or of any individual state, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or at the appointment of a receiver or trustee of the party of its assets, (ii) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after filing thereof, (iii) is a party to any dissolution or liquidation, (iv) makes an assignment for the benefit of creditors or (v) discontinues its operations for any reason whatsoever.

(b) By B.Braun, immediately upon written notice to Supplier, if Supplier assigns or transfers this Agreement in violation of the terms of this Agreement.

(c) By B.Braun, in the event Supplier (i) delivers Product that does not conform to the warranties in Section 3 of Appendix A or (ii) without B.Braun’s prior written approval, makes any changes to the Specifications or any other process/product changes that would alter the chemical, biological or physical properties of the Product (except in the case where a process change improves a physical property), by giving sixty (60) days prior written notice of its intent to terminate; provided that such termination shall not become effective if Supplier cures such default within the sixty (60) day notice period.

(d)By either party, effective thirty (30) days after giving notice of intent to terminate, if the other party fails or neglects to perform any material covenant or provision of this Agreement, and such default is not materially cured within thirty (30) days after receiving written notice with respect to such default.

(e) By Supplier, in accordance with Section 2.4.

(f) In no event shall notice of intention to terminate, or actual termination by the nonbreaching party, be deemed as a waiver of any other rights or remedies which such party may have as a consequence of such failure or breach.

12.2 Termination of this Agreement shall not relieve either party from its duty to discharge all obligations accruing prior to such termination, including parties’ obligations pursuant to any purchase order outstanding on the date of such termination and for payment for any Product delivered prior to the termination hereof. Notwithstanding Section 12.1(c) above, upon any breach, default or failure to perform by one party hereunder, the other party may continue to operate under this Agreement while pursuing any remedy it may have at law or equity, so long as such non-breaching party continues to meet all of its obligations under this Agreement, but only to the extent that the breach, default or failure to perform does not adversely and materially affect any such obligation of the non-breaching party.

12.3 Upon termination of this Agreement for any reason whatsoever, (i) B.Braun shall return to Supplier all confidential information and documents relating to or containing confidential information, together with all copies made thereof and extracts made therefrom, and (ii) Supplier shall return to B.Braun all confidential information and documents relating to or containing confidential information, together with all copies made thereof and extracts made therefrom; provided that the parties shall be entitled to retain one copy of the Confidential Information in their legal department files for the purpose of insuring compliance with any applicable governmental rules and regulations.

12.4 **

13.  Limitation of Liability. Except for the obligations of indemnification hereunder, or as otherwise expressly provided herein, neither party shall be liable to the other party for any indirect, special, punitive, incidental opportunity cost or consequential damages from any cause whatsoever.

14. Force Majeure. If either party becomes unable to perform any of its obligations hereunder, in whole or in part, by reason of an act of God, acts of civil or military authorities or fires, strikes, floods, wars, acts of terrorism or riots (a “Force Majeure”), such failure of performance shall be excused during the continuance of and to the extent of such Force Majeure event. Each party will promptly notify the other of any occurrence of an event of Force Majeure and of the termination thereof. B.Braun may terminate this Agreement if the Force Majeure event will exceed ninety (90) days.

15. Miscellaneous Terms and Conditions.

15.1 Each party agrees to hold in confidence and refrain from using, distributing, disseminating or disclosing to others any information of the other party that is designated by the discloser as “confidential” other than pursuant to this Agreement. The restrictions set forth in the preceding sentence shall not apply to confidential information that a receiving party proves: (a) was, at the time of disclosure hereunder, in the public domain or becomes at a later date reasonably available to the public through no fault of the recipient; (b) was in the possession of recipient prior to disclosure hereunder, as evidenced by recipient’s written or tangible evidence; (c) was disclosed to recipient by a third party that has an independent right to disclose the information; (d) was independently developed by recipient as evidenced by competent proof; or (e) was required to be disclosed by judicial order, statute or governmental regulation, provided that the disclosing party is given reasonable prior written notice of any such required disclosure. This

The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Section 10.1 shall survive termination of this Agreement and any extension thereof, for a period of three (3) years.

15.2 The parties hereto shall be deemed to have the status of independent contractors, and shall have the relationship of buyer and seller. Nothing in this Agreement shall be deemed to place the parties in the relationship of partners, licensor-licensee, principal-agent or joint venturers. Neither party shall have any right or authority to create or assume any obligation or to bind the other party in any manner whatsoever.

15.3 Neither party shall assign, pledge or hypothecate this Agreement or their rights hereunder without the prior written consent of the other party, provided that this section shall not apply to any assignment or transfer that is made in connection with an acquisition of all or substantially all of the assets or business of a party relating to the Products, or an assignment by B.Braun to an affiliated company or any successor to its business. This Agreement shall inure to the benefit of, and be binding upon, the permitted assigns and successors of the parties hereto.

15.4 Any notice required or permitted to be given under or in connection with this Agreement shall be in writing and shall be deemed given only if delivered personally, by facsimile (receipt acknowledged), by certified mail (return receipt requested) or by overnight delivery service (with return receipt) to the addresses set forth on the signature page of this Agreement; provided that email will not be sufficient notice for any notice of breach or default. Either party may change its notice information by a notice duly given to the other party as provided herein.

15.5 Any failure by either party to enforce any of their respective rights herein shall not be deemed a waiver of such rights, and it may, from time to time, and at its option, enforce any of its rights hereunder, notwithstanding any course of dealing or performance.

15.6 Notwithstanding the termination of this Agreement, the rights and obligations of the parties set forth in the provisions of Section 7 of the Supply Agreement and Sections 3, 5, 6, 7, 8, 9, 10 and 11 of this Appendix A shall survive the termination of this Agreement in accordance with their terms.

15.7 Each party represents and warrants that (i) it has the right to enter into this Agreement and to perform all of its obligations hereunder, and (ii) this Agreement, when executed and delivered, will be a legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

15.8 The provisions of this Agreement shall be severable from each other and from the rest of this Agreement, and in the event that any portion of this Agreement shall be held invalid, void, unenforceable, or ineffective by a court of competent jurisdiction, the remaining portions thereof shall remain in full force and effect. If any of the terms of provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith, and shall be deemed to be modified to conform to such statute or rule of law. The headings in this Agreement are included for ease of reference only and shall have no legal effect.

15.9 Except as required by law, Supplier shall not, without first obtaining the written consent of B.Braun, in any manner advertise or publish the fact that Supplier has contracted to furnish B.Braun the goods or services covered by this contract, or use any trademarks or trade names of B.Braun in Supplier’s advertising or promotional materials, unless such disclosure contains information previously disclosed as required by law.

15.10 This Agreement shall be governed and interpreted in accordance with the laws, but not the laws of conflict of laws, of the State of New York.

15.11 Any dispute, controversy or claim (“Claim”) arising from or related to this Agreement, any Products or any other relationship or arrangement between the parties shall be settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) . The place of arbitration shall be New York, New York. If the amount in controversy is $500,000 or less, the Claim shall be heard by one neutral arbitrator. If the amount in controversy exceeds $500,000, the Claim shall be heard by a panel of three neutral arbitrators. Such arbitrators appointed in accordance with the Rules. Notwithstanding the foregoing, either party may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive relief that is necessary to protect the rights or property of that party, pending the arbitral panel’s determination of the merits of the Claim. The arbitrator(s) shall not award indirect, incidental, special, consequential or punitive damages, damages for lost profits or any damages in excess of those agreed to by the parties in this Agreement. The decision of the arbitrator(s) shall be final and binding upon the parties and judgment upon the award may be entered in any court having jurisdiction thereof. The expenses of the arbitrator(s) shall be split equally between the parties. Each party shall pay its own attorneys’ fees and expenses, except that if a prevailing party in court is required to initiate proceedings to enforce the award or confirm judgment, the prevailing party shall be entitled to recover its costs and attorneys’ fees associated with such action.

15.12 Except as specifically set forth in this Agreement, this Agreement does not grant either party any rights in the other party’s patent and/or other intellectual property rights. **

The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

APPENDIX B

PRODUCTS

All single sterile and bulk non-sterile SafeStep® Huber Needle Sets **, more particularly described on Appendix C attached hereto and made a part hereof, together with any and all modifications, innovations, enhancements, improvements, next generation designs and developments thereto (collectively, “Changes”) if the resultant Product (with such Changes) is covered by a claim contained in U.S. Patent No, 6,585,704, for inclusion in kits and sold as individual units.

MINIMUM PURCHASE REQUIREMENTS AND VOLUME DISCOUNTS

1. The minimum order quantity for any order of Products shall be 10,000 units with a minimum of 7 cases (100 units per case) per SKU. Orders will only be shipped by Supplier in full cases.

2. **

3. B.Braun will receive a five percent (5%) unit volume price discount on Products purchased above the Minimum Purchase Requirement during any Contract Year. This five percent (5%) discount will be provided to B.Braun, at B.Braun’s option (exercised from time to time with respect to all or any portion of the five percent (5%) discount), in the form of (i) additional Products or (ii) a credit against the purchase price otherwise due and payable from B.Braun to Supplier with respect to Products purchased hereunder.

SELLING PRICE

1. The selling prices from Supplier to B.Braun for Products in a fully-finished form, which shall be firm for purchase orders placed through the end of the First Contract Year, shall be as follows:

Description (Standard)	Price (ea.)*
Non-Y single, sterile	$**
Y-site with needleless connector, single, sterile	$**
Non-Y bulk, non-sterile	$**
Y-site with needleless connector, bulk, non-sterile	$**

* Pricing based on the following product configuration:
25 units per shelf box; 4 shelf boxes per case
Single language unit, shelf box, and case label with 15 language IFU

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**	Price (ea.)**
**	$**
**	$**
**	$**
**	$**

** Pricing based on the following product configuration:
25 units per shelf box; 4 shelf boxes per case
Single language unit, shelf box, and case label with 15 language IFU
Single language power-injectable identification sticker on product tubing
Single language power-injectable warning applied to each unit label

2. **

EXCHANGE RATE

If at any time after the Effective Date, the amount of U.S. Dollars ($) required to be exchanged to receive one (1) Euro (“Exchange Rate”), determined by reference to the Interbank Rate on the FX Converter Website, is greater than or less than twenty percent (20%) of the Exchange Rate on the Effective Date, either party may request an adjustment of the selling prices as set forth above. In such event, the parties will make reasonable efforts to agree on the amount of such adjustment. “FX Converter Website” means the website Oanda.com or, in the absence thereof, an alternative website or other publication mutually satisfactory to the parties, pursuant to which accurate and reliable exchange rate information required pursuant hereto can be obtained.

The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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APPENDIX C

Product Specifications

**

The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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APPENDIX D

COMPLIANCE CERTIFICATE

Supplier represents, warrants, covenants and certifies to B.Braun as follows:

1. Supplier has not been listed by any federal or state agency as excluded, debarred, suspended or otherwise ineligible to participate in federal and/or state programs; or been convicted of any crime relating to any federal and/or state program. Supplier shall notify B.Braun immediately in the event Supplier is listed by a federal agency or state agency as excluded, debarred, suspended or otherwise ineligible to participate in any federal and/or state programs or if Supplier is convicted of any crime relating to any such program, and any such listing or conviction shall be a grounds for termination of any agreement between B.Braun and Supplier.

2. Neither Supplier nor any of Supplier’s employees, officers or directors is listed on the Department of Health and Human Services/Office of Inspector General List of Excluded Individuals/entities. If Supplier or any such person becomes listed, Supplier shall notify B.Braun immediately and such listing shall be a grounds for termination of any agreement between B.Braun and Supplier. (for a searchable database of the list, see http://exclusions.oig.hhs.gov/search.html).

3. Neither Supplier nor any of Supplier’s employees, officers or directors is listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs nor are any of its employees currently listed. If Supplier or any such person becomes listed, Supplier shall notify B.Braun immediately and such listing shall be a grounds for termination of any agreement between B.Braun and Supplier. (for a searchable database of the list see http://epls.arnet.gov/ ).

4. Supplier shall not maintain or provide racially segregated facilities for employees at any establishment under its control. Supplier agrees to adhere to the requirements set forth in Executive Orders 11246 and 11375. Supplier agrees to comply with all state and federal Equal Employment Opportunity, Immigration, and Affirmation Action requirements including 42 U.S.C. 2000 (e) et seq., The Civil Rights Act of 1964, The Civil Rights Act of 1991, 503 and 504 of the Rehabilitation Act of 1973, 204 of the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, The Americans with Disability Act and the Immigration Reform Act of 1985 and any amendments and applicable regulations pertaining thereto.

5. If Supplier’s annual contracts and/or purchase orders with B.Braun are $10,000 or more, Supplier will abide by the equal opportunity affirmative action clauses found at 41 CRF 60-1.4(a), 60-250.4 and 60-741.4. If Supplier’s annual contracts and/or purchase orders with B.Braun are $50,000 or more and Supplier has 50 or more employees, Supplier will have in place written Affirmative Action Plans which are consistent with 41 CFR 60-1.40, 60-250.4 and 60-741.5.

6. Without limiting the foregoing, Supplier represents, warrants and agrees that it shall comply with all applicable laws, rules and regulations in connection with its relationship with B.Braun and B.Braun’s Code of Business Conduct and its compliance policies in effect from time to time, specifically, but without limitation, those related to Anti-Kick Back laws, 42 U.S.C. §1320 9-7b and the regulations promulgated thereunder.

7. Supplier is ☐ / is not ☑ (check one box) a “Small Business” - As defined pursuant to Section 3 of the Small Business Act and in relevant regulations promulgated pursuant thereto. Generally, this will mean that the firm (a) is a manufacturing firm with fewer than 500 employees, (b) is a general construction firm with average annual receipts for three preceding fiscal years of less than $2 Million, or (c) is in the service industry with average annual receipts for three preceding fiscal years of less than $2 Million.

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8. Supplier is ☐ / is not ☑ (check one box) a “Small Disadvantaged Business” - A small business concern certified by the Small Business Administration (“SBA”) as a Small Disadvantaged Business and verified in PRO-Net.

9. Supplier is ☐ / is not ☑ (check one box) a “Women-Owned Small Business” - A small business concern (a) which is at least 51% owned by one or more women; or, in the case of any publicly-owned business, at least 51% of the stock of which is owned by one or more women; and (b) whose management and daily business operations are controlled by one or more women;

10. Supplier is ☐ / is not ☑ (check one box) a “Veteran-Owned Small Business” - A small business concern (a) which is at least 51% owned by one or more veterans; or, in the case of any publicly-owned business, at least 51% of the stock of which is owned by one or more veterans; and (b) whose management and daily business operations are controlled by one or more veterans.

11. Supplier is ☐ / is not ☑ (check one box) a “Service-Disabled Veteran-Owned Small Business” - A small business concern (a) which is at least 51% owned by one or more service-disabled veterans; or, in the case of any publicly-owned business, at least 51% of the stock of which is owned by one or more service-disabled veterans; and (b) whose management and daily business operations are controlled by one or more service-disabled veterans or, in the case of a veteran with permanent and severe disability, the spouse or permanent care-giver of such veteran.

12. Supplier is ☐ / is not ☑ (check one box) a “HUBZone Small Business” - A small business concern certified by the SBA as a HUBZone business and verified in PRO-Net.

13. If Supplier is a “Small Business” (as defined in paragraph 8, 9, 10, 11, 12 or 13 above), Supplier shall, at the request of B.Braun from time to time, provide B.Braun with any additional certifications reasonably requested by B.Braun to confirm Supplier’s “Small Business” status.

14. If at any time Supplier is no longer in compliance with any representation, warranty, covenant, certification or agreement contained herein or there is a change in Supplier’s status under paragraph 8, 9, 10, 11, 12 or 13 above, Supplier shall immediately advise B.Braun in writing of such non-compliance or change in status.

15. The foregoing provisions are hereby incorporated and made part of any agreement between B.Braun and Supplier.

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